Exhibit 3.1

ARTICLES OF AMENDMENT

To

ARTICLES OF INCORPORATION

OF

ENVOY GROUP CORP.

P13000032203

(Document No.)

Pursuant to provisions of Section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendments to its Articles of Incorporation:

A.        If amending name, enter the new name of the Corporation:

BLACK CACTUS GLOBAL, INC.

E.        If amending or adding additional Articles, enter change(s) here:

The first paragraph of Article IV (Capital Stock) is deleted in its entirety and the following is substituted therefor:

The Maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be 500,000,000 shares of which 490,000,000 shares shall be designated as Common Stock, par value $0.0001 per share, and 10,000,000 shares shall be designated as Preferred Shares, par value $0.0001.

Adoption of Amendment(s)

The amendment was/were adopted by the shareholders.  The number of votes cast for the amendment(a) was/were sufficient for approval.

Dated: November 7, 2017

Signature:  /s/ Harpreet Sangha

Title:         President